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                        CONSENT OF INDEPENDENT AUDITORS'



The Plan Administrator
Insilco Corporation Employee Thrift Plan 401(k):


We consent to incorporation by reference in the Registration Statement No. 33-80971 on Form S-8 of Insilco Corporation of our report dated June 16, 1998, relating to the statements of net assets available for benefits as of December 31, 1997 and 1996 of the Insilco Corporation Employee Thrift Plan 401(k), and the related statements of changes in assets available for benefits with fund information for the years ended December 31, 1997 and 1996, which report appears in the Form 11-K for Insilco Corporation Employee Thrift Plan 401(k).


                                                  KPMG Peat Marwick LLP



June 29, 1998